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                                                         EXHIBIT ____


                                 EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made as of the 1st day of January, 1994, by and between Morrison Knudsen Corporation, a Delaware corporation ("Company"), and Thomas H. Zarges, an executive employee of the Company ("Executive").

WHEREAS, Executive has rendered valuable services to Company, and has acquired an extensive background in and knowledge of Company's business; and

WHEREAS, Company desires to continue the services of Executive in such executive capacity as the parties may mutually agree.

NOW, THEREFORE, in consideration of the foregoing, Company and Executive agree as follows:

ARTICLE 1 - TERM

1.1 Company shall employ Executive and Executive accepts such employment for a term beginning on the effective date of this Agreement and ending December 31, 1998, upon the terms and conditions set forth herein, unless such employment is earlier terminated in accordance with the provisions herein.

1.2 Notwithstanding the foregoing, if this Agreement shall not have been terminated in accordance with the provisions herein on or before December 31, 1998, the Agreement shall be extended such that at each and every moment of time thereafter, the remaining term of the Agreement shall be one year unless (a) the Agreement is terminated earlier in accordance with the provisions herein or (b) on or after January 1, 1998, Company's Board of Directors notifies Executive in writing of its determination to have the term of this Agreement expire one year from the date of notification.

ARTICLE 2 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1 "BASE COMPENSATION" shall mean an amount per annum equal to the sum of (i) the annual base salary rate in effect for Executive immediately preceding termination of employment (excluding any reduction in base salary made in breach of this Agreement), (ii) an amount equal to the product of (A) and (B), where
(A) equals the percentage derived by dividing the cumulative bonus paid to Executive under the Executive Incentive Plan or Group Incentive Plan, whichever is applicable, for the three most recently completed calendar years prior to termination (including any bonus amounts deferred by Executive under any Company deferred compensation plan or arrangement) by the cumulative base salary paid to Executive for the same three-year period (including any base salary deferred by Executive under any Company deferred compensation plan or arrangement), and (B) equals the amount set forth in 2.1(i) above, (iii) continued participation in all basic and supplemental


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life, accident, disability, medical, dental and other Company-sponsored welfare benefit programs provided to Executive immediately preceding termination (or, if continued participation in one or more of these benefits is not possible per the terms of the plan or applicable law, an amount of money that would enable Executive to purchase similar benefits), and (iv) continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible per the terms of the plan or applicable law, the monetary value of such benefits).

2.2 "CAUSE" shall mean (i) willful refusal by Executive to follow a lawful written order of the Chief Executive Officer, (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapacity due to physical or mental illness) after a written demand is delivered to Executive by the Chief Executive Officer specifically identifying the manner in which the Chief Executive Officer believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive's conviction for any felony involving moral turpitude. For purposes of clauses (i), (ii), and (iii) of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of Company.

2.3 "CONSTRUCTIVE TERMINATION" shall mean Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

(i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in Section 3 of this Agreement unless such rights are replaced by alternative rights of approximately equal value; or

(ii) A reduction in Executive's title or responsibilities below that agreed to in Section 6.1.

2.4 "DISABILITY" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program (whether insured or self-insured, basic or supplemental) covering Executive and qualifies for such benefits.

2.5 "RETIREMENT" shall mean Executive's termination of service with Company on or after his Early Retirement Date or Normal Retirement Date as defined in the Morrison Knudsen Corporation Retirement Plan, established January 1, 1988 and frozen December 31, 1991 (the "MKRP"), assuming that the MKRP had never been frozen.

ARTICLE 3 - COMPENSATION AND BENEFITS

Executive shall receive the annual base salary set by Company, which salary shall be commensurate with Executive's duties and consistent with the compensation policies of the Executive Compensation and Nominating Committee of Company's Board of Directors. Such salary shall be, at a minimum, the amount of base salary in effect for Executive as of the date this Agreement is executed. At least annually, Company will review Executive's base salary to determine the amount of any increase.


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Upon any such increase in Executive's base salary, such increased rate shall thereafter constitute Executive's annual base salary for all purposes of this Agreement. The foregoing to the contrary notwithstanding, the Company may reduce Executive's annual base salary during any year by not more than 10% below the base salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company.

Executive shall be entitled to participate in the Company's Key Executive Long-Term Incentive Plan applicable to his Group or corporate position ("5-Year Plan"), as the case may be. Upon being finalized, the 5-Year Plan shall contain Executive's sharing percentages and performance targets, shall be executed by Executive and shall be attached hereto and made a part hereof.

Executive shall also be entitled to participate in the Company's Long-Term Performance Compensation Benefit Plan ("3-Year Plan") to the extent such plan is continued by Company. A copy of the 3-Year Plan has heretofore been provided to Executive and by this reference, made a part hereof.

Executive also shall be entitled to participate in either the Group Incentive Plan for his Group or the Executive Incentive Plan applicable to his corporate position, as the case may be, a copy of which has heretofore been provided to Executive and by this reference made a part hereof.

Executive also shall be eligible to participate in all perquisites and health and welfare benefits generally available to other executive officers of Company.


In addition, during his employment, Executive shall be provided with supplemental benefits at no cost to Executive which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

    a. Pre-Retirement life insurance equal to three time Executive's annual base salary;

    b. Post-Retirement life insurance equal to two times Executive's annual base salary as of the date of Executive's retirement; and

    c. Disability coverage from all Company-sponsored and government sources equal to 60% of the sum of base salary plus annual Group Incentive Plan bonus or Executive Incentive Plan bonus, which ever is applicable, less any offsets under the terms of such disability programs.


ARTICLE 4 - EXECUTIVE'S RIGHTS UPON TERMINATION

In the event that Executive's employment with Company is terminated for any reason other than (a) death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination or (e) Retirement, Company will pay to Executive Base Compensation for a period of two years. In addition, Company will fully and immediately vest all unvested stock options and restricted stock awards previously granted by Company to Executive and fully vest and immediately pay to Executive any accrued award earned by Executive under the 5-Year Plan applicable to his


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Group or corporate position, as the case may be, or any other Company-sponsored long-term cash incentive plan in which Executive is a participant.

Base Compensation payments shall be made when payments would otherwise have been made to Executive if he were still employed by Company, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs.

In the event Executive's employment with Company is terminated for death, Disability, Cause, voluntary resignation not constituting Constructive Termination or Retirement, Executive shall not be entitled to any benefits under this Agreement. This statement, however, shall not preclude Executive from any payments or benefits available to Executive from participation in Company-sponsored plans or programs that are generally applicable to salaried personnel.

ARTICLE 5 - DESIGNATION OF BENEFICIARIES

If Executive should die while receiving payments pursuant to Article 4, the remaining payments which would have been paid to Executive if he had lived shall be paid as designated by Executive on the attached Beneficiary Designation Form. Such payments shall be made at the same time and in the same manner as if Executive were alive to receive the payments, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs. The filing of a new Beneficiary Designation Form will cancel all designations previously filed. The spouse of a married Executive shall join in any designation of a beneficiary other than the spouse.

If Executive fails to designate a beneficiary as provided for above, then Company shall direct the distribution of any benefits under this Agreement to Executive's estate.

ARTICLE - 6 DUTIES OF EXECUTIVE

6.1 Executive agrees to serve as the Chief Executive Officer and President of the Company's Engineering, Construction and Environmental Group, or in such other executive capacity as the parties may mutually agree, and to perform the duties and services appertaining to such office and such other duties or services he may be reasonably directed to perform from time to time by the Chief Executive Officer of Company.

6.2 Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and, except with the consent of the Chief Executive Officer, not to engage in any other business activity (except passive personal investments).

ARTICLE 7 - MITIGATION AND OFFSET

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise, nor to offset the amount of any payment provided for in this Agreement by amounts earned as a result of Executive's employment or self-employment during the period he is entitled to such payment.


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ARTICLE 8 - TAX "GROSS-UP" PROVISION

If any payments due Executive under this Agreement result in Executive's liability for an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended ("parachute tax"), the Company will pay Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the parachute tax liability. Such payment shall be made to Executive no later than 30 days prior to the date of the parachute tax.

ARTICLE 9 - SUCCESSORS

The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

ARTICLE 10 - ENTIRE AGREEMENT

With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. No amendments to this Agreement may be made except through a written document signed by both parties.

ARTICLE 11 - VALIDITY

In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

ARTICLE 12 - ARTICLES AND HEADINGS

Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

ARTICLE 13 - NOTICES

Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of Company to its then principal place of business, presently Morrison-Knudsen Plaza, 720 Park Blvd., Boise, Idaho 83729, and in the case of Executive to Morrison Knudsen Corporation, Morrison-Knudsen Plaza, P. O. Box 73, Boise, ID 83729. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

ARTICLE 14 - ATTORNEY'S FEES


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In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys' fees that exceeds the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

ARTICLE 15 - TAXES

To the extent required by law, the Company shall withhold from any payments under this Agreement any applicable federal, state or local taxes.

ARTICLE 16 - APPLICABLE LAW

To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Idaho law.

IN WITNESS WHEREOF, Company has executed this Agreement by a duly authorized officer, and Executive this 18th day of July, 1994.


ATTEST                            MORRISON KNUDSEN CORPORATION


/s/ Stephen G. Hanks              By:       /s/ William J. Agee
- ----------------------------           -------------------------------------
Stephen G. Hanks                       William J. Agee,
Secretary                              Chairman, President and Chief Executive
                                       Officer

                                  EXECUTIVE


                                  /s/ Thomas H. Zarges
                                  -------------------------------------------
                                  Thomas H. Zarges



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                                EXHIBITS AND SCHEDULES


    [The Registrant agrees to provide the Securities and Exchange
    Commission, upon request, with copies of Exhibits and or Schedules hereto.]